As filed on December 11, 2006
Registration No. 333 -

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	34-0514850

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333

(Address of Principal Executive Offices)	(Zip Code)

A. Schulman, Inc. 2006 Incentive Plan

(Full title of the plan)

Terry L. Haines President, Chief Executive Officer and Chairman of the Board A. Schulman, Inc. 3550 West Market Street Akron, Ohio 44333 (Name and address of agent for service)	Copy to: J. Bret Treier, Esq. Vorys, Sater, Seymour and Pease 106 South Main Street, Suite 1100 Akron, Ohio 44308

(330) 666-3751

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

			Proposed maximum
Title of securities to	Amount to be	Proposed maximum offering	aggregate offering	Amount of
be registered	registered (1)(2)	price per share (3)	price (3)	registration fee

Common Stock,	4,572,851 shares	$22.79	$104,215,274.29	$11,151.04
$1.00 par value

(1)	Includes associated Special Stock Purchase Rights pursuant to the Registrant’s Rights Agreement.

(2)	This Registration Statement also shall cover any additional shares of Common Stock of the Registrant which become issuable under the A. Schulman, Inc. 2006 Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(3)	Estimated solely for the purpose of this offering pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended, and computed on the basis of the average of the high and low prices of shares of the Common Stock, as reported on the NASDAQ National Market, on December 4, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     A. Schulman, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission pursuant to the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006, filed with the Commission on November 3, 2006;

(b)	The Company’s Current Reports on Form 8-K filed with the Commission on November 7, 2006, and December 7, 2006;

(c)	The Company’s Proxy Statement for the Annual Meeting of Shareholders held December 7, 2006, filed with the Commission on November 7, 2006; and

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Notwithstanding the foregoing, no report of the Compensation Committee of the Board of Directors of the Company, no report of the Audit Committee of the Board of Directors of the Company and no performance graph included in any Proxy Statement or Information Statement filed pursuant to Section 14 of the Exchange Act shall be deemed to be incorporated herein by reference.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and agents in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses that such officer or director actually and reasonably incurred.
     Article THIRTEENTH of the Amended and Restated Certificate of Incorporation and Section 1 of Article VI of the Amended and Restated By-Laws of the Company provide that each person who is or was a director, officer, employee or agent of the Company shall be indemnified by the Company against expenses (including, but not limited to, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any actual or threatened action, suit or proceeding to which he may be made a party by reason of his being, or having been, a director, officer, employee or agent of the Company to the full extent permitted by the Delaware General Corporation Law as then in effect, upon such determination having been made as to his good faith and conduct as is required by said General Corporation Law as then in effect or, with respect to any criminal action or proceeding, upon such determination that he did not have reasonable cause to believe that his action was unlawful as is required by said General Corporation Law as then in effect. Section 3 of Article VI of the Amended and Restated By-Laws provides that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it ultimately shall be determined that he is not entitled to be indemnified by the Company.
     The Company has purchased and maintains liability insurance policies that insure the Company’s directors and officers against certain liabilities that might be incurred by reason of their positions as directors and officers.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     See the Index to Exhibits attached hereto at page 8.
Item 9. Undertakings.
A. The undersigned Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
B.	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to Item 6 of this Part II, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on December 7, 2006.

A. SCHULMAN, INC.
By:	/s/ Terry L. Haines

Terry L. Haines, President, Chief Executive Officer and Chairman of the Board
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Company in the capacities indicated on December 7, 2006.

Signature	Title

/s/ Terry L. Haines Terry L. Haines	President, Chief Executive Officer and Chairman of the Board, Director (Principal Executive Officer)

/s/ Paul F. DeSantis Paul F. DeSantis	Chief Financial Officer, Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ David G. Birney* David G. Birney	Director

/s/ Howard R. Curd* Howard R. Curd	Director

/s/ Joseph M. Gingo* Joseph M. Gingo	Director

/s/ Willard R. Holland* Willard R. Holland	Director

/s/ James A. Karman* James A. Karman	Director

/s/ James S. Marlen* James S. Marlen	Director

/s/ Michael A. McManus, Jr.* Michael A. McManus, Jr.	Director

/s/ Peggy Miller* Peggy Miller	Director

/s/ James A. Mitarotonda* James A. Mitarotonda	Director

/s/ Ernest J. Novak, Jr.* Ernest J. Novak, Jr.	Director

/s/ John B. Yasinsky* John B. Yasinsky	Director

*By:	/s/ Terry L. Haines	Attorney-in-Fact

Terry L. Haines

INDEX TO EXHIBITS

Exhibit No.	Exhibit

4(a)	Amended and Restated Certificate of Incorporation of A. Schulman, Inc. (for purposes of Commission reporting compliance only) (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the fiscal quarter ended February 28, 2006, filed with the Commission on April 10, 2006)

4(b)	Amended and Restated By-Laws of the Company (for purposes of Commission reporting compliance only) (incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q for the fiscal quarter ended February 28, 2006, filed with the Commission on April 10, 2006)

5	Opinion and Consent of Vorys, Sater, Seymour and Pease LLP

23(a)	Consent of PricewaterhouseCoopers LLP

23(b)	Consent of Vorys, Sater, Seymour and Pease LLP is contained in Exhibit 5

24	Powers of Attorney